Filed Under Rule 424(b)(3), Registration Statement Nos. 333-98743 and 333-103966
Pricing Supplement No. 25 dated December 22, 2003
To Prospectus Dated May 09, 2003 and Prospectus Supplement Dated May 09, 2003
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WFX4	$2,421,000.00	100.000%	0.400%	$2,411,316.00	FIXED	2.150%	SEMI-ANNUAL	12/15/2005	06/15/2004	$10.09	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WFY2	$2,076,000.00	100.000%	0.750%	$2,060,430.00	FIXED	3.250%	SEMI-ANNUAL	12/15/2007	06/15/2004	$15.26	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WFZ9	$7,650,000.00	100.000%	1.500%	$7,535,250.00	FIXED	5.200%	SEMI-ANNUAL	12/15/2013	06/15/2004	$24.41	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 12/15/2005 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

The CIT InterNotes due 12/15/2013 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 12/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 12/15/2013 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc.	Trade Date: Monday, December 22, 2003 @12:00 PM ET
Settle Date: Friday, December 26, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0443 via Pershing, LLC
Trustee: J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.)

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

InterNotes® is the service mark of INCAPITAL, LLC. All Rights Reserved.

CIT Group Inc. $ 4,000,000,000 CIT InterNotes